Exhibit 10.1

EXCHANGE AGREEMENT

by and between

ONCOBIOLOGICS, Inc.

and

GMS TENSHI HOLDINGS PTE. LIMITED

Dated July 18, 2018

i

ii

Article VII

CONDITIONS TO THE OBLIGATIONS OF INVESTOR

Section 7.01	Conditions to the Obligations of Investor at the Closing	28

Article VIII

TERMINATION

Section 8.01	Termination	29
Section 8.02	Effect of Termination; Certain Fees and Expenses	30

Article IX

MISCELLANEOUS

Section 9.01	Governing Law; Jurisdiction; Waiver of Jury Trial	31
Section 9.02	Counterparts	31
Section 9.03	Interpretation; Headings	31
Section 9.04	Severability	32
Section 9.05	Entire Agreement; Amendments	32
Section 9.06	Notices	32
Section 9.07	Assignment; No Third Party Beneficiaries	33
Section 9.08	Waiver	34
Section 9.09	Survival	34
Section 9.10	Specific Performance	34

EXHIBITS

Exhibit A ‒ Certificate of Designation

iii

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of July 18, 2018, is entered into by and between Oncobiologics, Inc., a Delaware corporation (the “Company”), and GMS Tenshi Holdings Pte. Limited, a Singapore private limited company (“Investor”).

WHEREAS, Investor recently converted 208,836 shares of the Company’s Series A Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred”), for 31,572,617 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), in order to help the Company achieve compliance with the minimum market value of listed securities requirement of the Nasdaq Capital Market;

WHEREAS, in connection with, and in recognition thereof, and in consideration therefore, the Company agreed in principal with Investor to exchange Investor’s remaining 52,209 shares of Series A Preferred for a newly created series of preferred stock of the Company along with 6,526 shares of Series A Preferred representing the accrued but unissued dividends of Series A Preferred payable on the Series A Preferred in accordance therewith;

WHEREAS, Investor desires to exchange the 52,209 shares and 6,526 dividend shares of Series A Preferred held by it (the “Exchanged Securities”), for 58,735 shares (such shares, the “New Preferred”) of the Company’s Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred”), having the designations, preferences, conversion or other rights, voting powers and other terms and conditions specified in the Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”), which New Preferred will be convertible into shares of Common Stock, and the Company desires to issue the New Preferred in exchange for the Exchanged Securities; and

WHEREAS, the shares of Common Stock issuable upon exercise of the New Preferred are collectively referred to herein as the “Conversion Shares” and the New Preferred and the Conversion Shares are collectively referred to herein as the “Securities”;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Investor hereby agree as follows:

Article I

DEFINITIONS

Section 1.01   Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“2011 Stock Incentive Plan” means the Oncobiologics, Inc. Stock Incentive Plan established by the Company, effective as of October 13, 2011.

“2014 Common Stock Warrants” means the warrants issued by the Company pursuant to that certain Investor Rights Agreement, dated as of March 10, 2014, among the Company and the other parties thereto.

“2015 Equity Incentive Plan” means the Oncobiologics, Inc. 2015 Equity Incentive Plan, as adopted by the Company Board on December 4, 2015.

“2016 Common Stock Warrants” means the warrants issued by the Company pursuant to that certain Note and Warrant Purchase Agreement, dated as of December 22, 2016, as amended, among the Company and the other parties thereto.

“2016 Employee Stock Purchase Plan” means the Oncobiologics, Inc. 2016 Employee Stock Purchase Plan, as adopted by the Company Board on January 28, 2016.

“2017 Common Stock Warrants” means the warrants issued by the Company pursuant to the 2017 Purchase Agreement at an exercise price of $0.90 per share, subject to adjustment as described therein.

“2017 Purchase Agreement” means that certain purchase agreement, dated as of September 7, 2017, by and between the Company and Investor.

“2018 Common Stock Warrants” means the warrants issued by the Company pursuant to the 2018 Purchase Agreement at an exercise price of $0.975 per share, subject to adjustment as described therein.

“2018 Purchase Agreement” means that certain purchase agreement, dated as of May 11, 2018, by and between the Company and Investor.

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, hearing, inquiry or investigation (in each case, whether civil, criminal or investigative).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Singapore, Republic of Singapore are authorized or required by Law to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all Contracts to which any of the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, concerning Intellectual Property or IT Assets, including (a) Contracts pursuant to which the Company or any of its Subsidiaries grants a license, covenant not to sue or other right with respect to any Intellectual Property, and (b) Contracts pursuant to which the Company or any of its Subsidiaries receives a license, covenant not to sue or other right under any Intellectual Property.

“Company IT Assets” means all IT Assets owned by the Company or any of its Subsidiaries, or licensed or leased by the Company or any of its Subsidiaries pursuant to any written agreement.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Entity necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Plan” means any employee compensation and benefit plan, program or arrangement sponsored, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or may have any actual or contingent liability or obligation (including any such obligations under any terminated plan or arrangement), including “employee benefit plans,” as defined in Section 3(3) of ERISA, Multiemployer Plans, deferred compensation plans, stock option or other equity compensation plans, stock purchase plans, phantom stock plans, bonus plans, fringe benefit plans, life, health, dental, vision, hospitalization, disability and other insurance plans, employee assistance programs, severance or termination pay plans and policies, and sick pay and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA, and any other material employee benefit plan or agreement sponsored and maintained by Company or any ERISA Affiliate for the benefit of any current or former Service Provider of the Company or any ERISA Affiliate.

“Contract” means any oral or written binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, (c) exposure to Hazardous Substances, (d) climate change or global warming, or (e) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means (a) those substances, materials or wastes defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, asbestos, toxic mold and radon, (e) any contaminant or pollutant, and (f) any other substance, material or waste regulated by any Governmental Entity or that gives rise to liability, obligations or costs because or on account of its potential or actual threat to the environment, human health, flora, fauna or natural resources, or because or on account of it being explosive, corrosive, flammable or radioactive.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (b) all obligations of such Person for the deferred purchase of property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all liabilities or obligations with respect to interest rate swaps, caps, collars and similar hedging obligations, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means, collectively and worldwide, any and all (a) moral rights and copyrights (whether registered or unregistered) in any works of authorship, and all applications, registrations, and renewals in connection therewith, (b) inventions and discoveries (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, statutory invention registrations and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (c) trade names, trademarks, service marks, brand names, corporate names, domain names URLs, trade dress, and other identifiers of source or goodwill, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) trade secrets and confidential and proprietary information, including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect, distributor and supplier lists, pricing and cost information, and marketing plans and proposals), (e) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, development and design tools, library functions and compilers, (f) databases and data collections and all rights therein, (g) any similar, corresponding or equivalent rights to any of the foregoing, (h) documents or other tangible media containing any of the foregoing, and (i) rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“IT Assets” means computers, software, systems, hardware, networks, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation associated with any of the foregoing.

“knowledge of the Company” or “the Company’s knowledge” means the knowledge, after reasonable inquiry, of Pankaj Mohan, Lawrence Kenyon, Stephen McAndrew and Kenneth Bahrt.

“Law” means any U.S. or non-U.S. federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Licensed Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is granted a license to use or is otherwise permitted to use by any Person pursuant to the Company IP Agreements.

“Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, operations, assets, liabilities (including contingent liabilities), prospects, results of operations or condition (financial or otherwise) of the Company or any of its Subsidiaries, or (b) has a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the transactions contemplated hereby or in any of the other Transaction Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) and 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Entity.

“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by the Company or any of its Subsidiaries.

“Performance Based Stock Units” means Participant Performance Stock Units granted pursuant to Article IX of the 2011 Stock Incentive Plan.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Company or any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any of its Subsidiaries or the validity or amount of which is being contested in good faith by appropriate proceedings directly conducted by the Company and for which adequate reserves are maintained on the books of the Company, (ii) which are not overdue for a period of more than 30 days, and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (d) minor survey exceptions, customary utility easements and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes.

“Person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Restricted Stock Unit” means an RSU (within the meaning of the 2015 Equity Incentive Plan) granted pursuant to Section 6 of the 2015 Equity Incentive Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Warrants” means the Series A warrants to purchase shares of Common Stock at a purchase price of $6.60 per share, subject to adjustment as described therein.

“Series B Warrants” means the Series B warrants to purchase shares of Common Stock at a purchase price of $8.50 per share, subject to adjustment as described therein.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Special Committee” means that certain committee of the Company Board comprised solely of independent directors and no related person of Investor as such term is defined under Item 404 of Regulation S-K under the Securities Act.

“Subsidiary” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, (c) license, registration and documentation fees, and (d) customs duties, tariffs and similar charges.

“Transaction Documents” means collectively, this Agreement, the Certificate of Designation and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 1.02   Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

8-K Filing	§ 5.05
Agreement	Preamble
Anti-Money Laundering and Anti-Terrorism Financing Laws	§ 4.13(c)
Anti-Corruption Laws	§ 4.13(e)
Bankruptcy Exceptions	§ 3.02
Bylaws	§ 4.11
Certificate of Designation	Recitals
Certificate of Incorporation	§ 4.11
Closing	§ 2.02
Closing Date	§ 2.02
Common Stock	Recitals
Company	Preamble
Company Affiliate	§ 4.13(a)
Company Board	§ 4.02
Conversion Shares	Recitals
Exchanged Securities	Recitals
Exchange Transaction	§ 2.01
Financial Statements	§ 4.08
Initial Announcement	§ 5.05
Investor	Preamble
Investor Expenses	§ 5.03
IRS	§ 4.18(a)
Material Contract	§ 4.23
Nasdaq	§ 4.05
Nasdaq Notices	§ 4.06
New Preferred	Recitals
Other Securities	§ 4.03
Personal Information	§ 4.21(h)
Preferred Stock	§ 4.03
Registered Intellectual Property	§ 4.21
Sanctions	§ 4.13(a)
SEC	§ 4.08
SEC Documents	§ 4.08
Securities	Recitals
Series A Preferred	Recitals
Series A-1 Preferred	Recitals

Article II

exchange OF series a preferred for series a-1 preferred

Section 2.01         Exchange of Preferred Stock. Subject to the terms and conditions of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by the party entitled to the benefit thereof) of the applicable conditions set forth in Articles VI and VII of this Agreement, at the Closing, Investor shall hereby surrender, transfer and assign the Exchanged Securities to the Company in exchange for the Company’s issuance to Investor of the New Preferred (the exchange of the Exchanged Securities for the New Preferred being hereinafter referred to as the “Exchange Transaction”).

Section 2.02         Closing. Subject to the terms and conditions of this Agreement, the closing of the Exchange Transaction (the “Closing”) shall occur upon the execution and delivery of this Agreement and the full satisfaction or, to the extent permitted by applicable Law, waiver in writing by the party entitled to the benefit thereof, of all of the conditions to the Closing set forth in Section 6.01 and Section 7.01 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of those conditions at such time) at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed between the Company and Investor (the date on which the Closing occurs, the “Closing Date”).

Section 2.03         Closing Deliverables. (a) At the Closing, upon the terms and subject to the conditions of this Agreement:

(i)        Investor shall (A) deliver the Exchange Securities and (B) deliver to the Company duly executed counterparts of each Transaction Document to which Investor is a party that is to be executed on the Closing Date; and

(ii)       the Company shall deliver to Investor (A) evidence of entry into the stock records of the Company the New Preferred issued to the Investor and retirement of the Exchanged Securities and (B) duly executed counterparts of each other Transaction Document to which the Company is a party that is to be executed on the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby represents and warrants to the Company (both as of the date of this Agreement and, unless such representation or warranty is specifically made as of a date prior to the Closing Date, the Closing Date) as follows:

Section 3.01         Organization; Authority. Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Investor has the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

Section 3.02         Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Investor and constitutes the legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally (“Bankruptcy Exceptions”).

Section 3.03         Title. Investor is the sole legal and beneficial owner of the Exchanged Securities. Investor has good and valid title to the Exchanged Securities free of any Encumbrances other than those under applicable U.S. federal securities laws and that certain Investor Rights Agreement between the Company and Investor dated September 11, 2017, as amended.

Section 3.04         Orders or Actions. Investor is not subject to any Order and is not bound by any contract or other instrument that may have a material adverse effect on Investor’s ability to comply with this Agreement and to deliver the Exchanged Securities free of any Encumbrances other than those under applicable U.S. federal securities laws and that certain Investor Rights Agreement between the Company and Investor dated September 11, 2017, as amended, and there is no Action pending, and no party has threatened in writing to commence any Action, that may have such effect. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Action against Investor or the Exchanged Securities held by Investor.

Section 3.05         No Conflicts. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by Investor of the transactions contemplated hereby and thereby will not (a) result in a violation of the organizational documents of Investor, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of Investor pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Investor is a party, or (c) result in a violation of any Law or Order applicable to Investor, except, in the case of clauses (b) and (c) above, for such conflicts, defaults, rights, violations or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Investor to perform its obligations hereunder.

Section 3.06         Investor Status. At the time Investor was offered the Securities, it was, and as of the date hereof, it is, an “accredited investor” as defined in Rule 501 under the Securities Act.

Section 3.07         Understandings or Arrangements. Investor is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute such Securities; provided, that nothing contained herein shall be deemed to prevent Investor from reselling the Securities in accordance with applicable securities laws.

Section 3.08         Transfer or Resale. Investor understands that (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or pursuant to an exemption therefrom, and (b) any sale of the Securities made in reliance on Rule 144 of the Securities Act may be made only in accordance with the terms of Rule 144.

Section 3.09         Legends. Investor understands that the certificates or other instruments representing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates or general statements):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED SEPTEMBER 11, 2017, BY AND BETWEEN ONCOBIOLOGICS, INC., AND GMS TENSHI HOLDINGS PTE. LIMITED, AS IT MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF ONCOBIOLOGICS, INC., WITHOUT COST.

Section 3.10         No General Solicitation. Investor acknowledges that the Securities were not offered to Investor by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which Investor was invited by any of the foregoing means of communications.

Section 3.11         Foreign Purchasers. Investor hereby acknowledges it is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), and hereby represents that it has satisfied itself as to its compliance, in all material respects, with the laws of its jurisdiction of organization that are applicable to Investor in connection with the Exchange Transaction contemplated by this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Investor (both as of the date of this Agreement and, unless such representation or warranty is specifically made as of a date prior to the Closing Date, the Closing Date) as follows:

Section 4.01         Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

(a)          The Company has two wholly-owned subsidiaries, neither of which is a “significant subsidiary” for purposes of Regulation S-K of the Securities Act. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 4.02         Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the New Preferred and the issuance of the Conversion Shares issuable upon conversion thereof) have been duly authorized by the Company’s board of directors (the “Company Board”) and the Special Committee and other than any filings as may be required by applicable federal and state securities laws, no further filing, consent or authorization is required by the Company, the Company Board or the Company’s stockholders. This Agreement has been, and the other Transaction Documents to be delivered on or prior to the Closing, will be at or prior to the Closing, duly executed and delivered by the Company, and upon such execution will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by Bankruptcy Exceptions.

Section 4.03         Capitalization. (a)          The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the date of this Agreement, and immediately prior to the Exchange, (i) 72,198,468 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 163,934 shares of Common Stock are reserved for issuance pursuant to outstanding Performance Based Stock Units, (iii) 83,281 shares of Common Stock are reserved for issuance pursuant to outstanding Restricted Stock Units, (iv) 814,378 shares of Common Stock are reserved for issuance pursuant to additional awards to be granted under the 2015 Equity Incentive Plan, (v) 545,162 shares of Common Stock are reserved for issuance pursuant to the 2016 Employee Stock Purchase Plan, (vi) 814,378 2014 Common Stock Warrants are outstanding, (vii) 3,882,001 2016 Common Stock Warrants are outstanding, (viii) 3,333,333 Series A Warrants are outstanding, (ix) no Series B Warrants are outstanding, (x) 16,750,000 2017 Common Stock Warrants are outstanding, (xi) 20,512,820 2018 Common Stock Warrants are outstanding, (xii) 1,000,000 shares of Preferred Stock have been designated Series A Convertible Preferred Stock, of which 58,735 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (xiii) 200,000 shares of Preferred Stock have been designated the Series A-1 Preferred, of which none are issued and outstanding, (xiv) 1,500,000 shares of Preferred Stock have been designated Series B Convertible Preferred Stock, of which none are issued and outstanding; (xv) no shares of Common Stock or Preferred Stock are held in the treasury of the Company, and (xvi) no shares of Common Stock or Preferred Stock are held by the Subsidiaries of the Company. Except as disclosed in the SEC Documents: (A) none of the Company’s or any Subsidiary’s capital stock is subject to preemptive rights or any other similar rights or any Encumbrances suffered or permitted by the Company or any Subsidiary, (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or notes or other securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries (collectively, “Other Securities”), or Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or notes or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, (C) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, (D) there are no financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries, (E) there are no Contracts or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act, (F) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (G) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities, and (H) there are no restricted stock, stock appreciation rights, performance units, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on, the value or price of any shares of capital stock or other securities of or other ownership interests in the Company or any Subsidiary.

(b)          Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights, (ii) owned by the Company or another of its wholly-owned Subsidiaries free and clear of all Encumbrances, and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

(c)          As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

Section 4.04         Issuance of Securities. The issuance of the New Preferred is duly authorized and upon issuance in accordance with the terms of the applicable Transaction Documents shall be validly issued, fully paid and non-assessable and free from all Encumbrances. The Company shall have reserved from its duly authorized capital stock as of the date hereof, in addition to authorized capital stock reserved for all Other Securities, not less than 150% of the maximum number of Conversion Shares issuable upon conversion of the New Preferred being acquired at the Closing (determined without taking into account any limitations on the conversion of the New Preferred set forth therein and assuming that the New Preferred are convertible at the initial Series A-1 Conversion Rate (as defined in the Certificate of Designation). Upon issuance or conversion in accordance with the New Preferred, the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable and free from all Encumbrances, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the representations and warranties of the Investor contained in Article III are true, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act.

Section 4.05         No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it or any of its Subsidiaries is a party and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby (including the issuance of the New Preferred, the Conversion Shares and the reservation for issuance of the Conversion Shares as contemplated under Section 4.04 above) will not (a) result in a violation of the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or (c) result in a violation of any Law (including the rules and regulations of the Nasdaq Capital Market (“Nasdaq”)) or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; except, in the case of each of clauses (b) and (c), as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.06         Consents. Neither the Company nor any Subsidiary is required to obtain any consent, approval, authorization or order of, or make any filing or notification with, any Governmental Entity or other self-regulatory organization or body or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act, state “Blue Sky” laws and state takeover Laws, (b) any filings required under the rules and regulations of Nasdaq, (c) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with the DGCL, and (d) where the failure to obtain such consents, approvals, authorizations or orders, or to make such filings or notifications, would not be material. As of the Closing, all consents, approvals, authorizations, orders, filings and notifications which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. Except for the written notifications received by the Company from Nasdaq on June 28, 2017, December 28, 2017, February 13, 2018 and April 26, 2018 regarding, among other things, the Company’s failure to meet certain minimum market value requirements under applicable Nasdaq rules (the “Nasdaq Notices”), the Company is not in violation of the rules or requirements of Nasdaq and, to the knowledge of the Company, there are no facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock.

Section 4.07         Acknowledgment Regarding Investor’s Exchange of Securities. The Company acknowledges and agrees that Investor is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Investor’s investment in the Securities. The Company further represents to Investor that the Company’s decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Special Committee, which is comprised solely of independent directors and no related person of Investor as such term is defined under Item 404 of Regulation S-K under the Securities Act.

Section 4.08         SEC Documents; Financial Statements. Since May 12, 2016, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to Investor or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (a) as may be otherwise indicated in the Financial Statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material, either individually or in the aggregate). Other than as set forth in the SEC Documents, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2017, including the notes thereto, or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2017, which would not be material to the Company and its Subsidiaries, taken as a whole. No other information provided by or on behalf of the Company to Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Company with respect thereto), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Documents. To the knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Entity or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

Section 4.09         Absence of Certain Changes. Since September 30, 2017, (a) the Company and its Subsidiaries have conducted their business in the ordinary course and in a manner consistent with past practice, and (b) except as expressly set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 (but excluding (1) any documents filed as exhibits, annexes and schedules thereto or incorporated by reference therein, (2) any risk factor disclosures therein (other than any factual information contained therein), and (3) any disclosure of risks included in any “forward-looking statements” disclaimer therein or any other statements therein that are similarly non-specific or precise or forward-looking in nature), there has not been any Material Adverse Effect.

Section 4.10         No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (a) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced (other than the transactions contemplated by this Agreement), or (b) would have, or would reasonably be expected to have, a Material Adverse Effect.

Section 4.11         Certificate of Incorporation and Bylaws. The Company has furnished to Investor true, correct and complete copies of (a) the Company’s Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), (b) the Company’s Amended and Restated Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), (c) the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as amended and as in effect on the date hereof, and (d) the terms of all Other Securities and the material rights of the holders thereof in respect thereto that have not been disclosed in the SEC Documents. The Company is not in violation of any term of, or in default under, the Certificate of Incorporation, the Bylaws or any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company. None of the Subsidiaries of the Company are in violation of any term of, or in default under, its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 4.12         Permits; Compliance. The Company and each of its Subsidiaries is in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is or, since January 1, 2016, has been, in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, and except the Nasdaq Notices, the Company is not in violation of any of the rules, regulations or requirements of Nasdaq. Since May 12, 2016, (i) the Common Stock has been listed or designated for quotation on Nasdaq, (ii) trading in the Common Stock has not been suspended by the SEC or Nasdaq and (iii) other than the Nasdaq Notices, the Company has received no communication, written or oral, from the SEC or Nasdaq regarding the suspension or delisting of the Common Stock from Nasdaq.

Section 4.13         Anti-Corruption; Anti-Money Laundering; Sanctions.(a) Provided that the Company does not make this representation with respect to Investor and its designees on the Company Board, neither the Company, its Subsidiaries, nor any of their respective directors, officers, agents or employees, nor any other Person acting for or on behalf of the foregoing (each, a “Company Affiliate” but, for purposes of this Section 4.13, excluding Investor and its designees on the Company Board); (i) is itself, or is 50% or more owned by, a target of any sanctions, laws, lists, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States or other government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Kingdom, the European Union (and any of its member states) or the United Nations Security Council, or any other relevant authority or sanctions-administering body (collectively, “Sanctions”), or (ii) is located, organized or resident in a country or territory that is the target of any such Sanctions (including without limitation, Cuba, Iran, North Korea, North Sudan or Syria).

(b)          To the knowledge of the Company, no Action by or before any Governmental Entity or any arbitrator involving the Company or any Company Affiliate with respect to any Sanctions is pending or threatened.

(c)          The operations of the Company and its Subsidiaries and, to the knowledge of the Company, the other Company Affiliates are and have been conducted at all times in compliance with applicable anti-money laundering and anti-terrorism financing laws of all jurisdictions in which they operate, the rules and regulations promulgated thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity thereof or therein (collectively, the “Anti-Money Laundering and Anti-Terrorism Financing Laws”).

(d)          To the knowledge of the Company, no Action by or before any Governmental Entity or any arbitrator involving the Company or any Company Affiliate with respect to Anti-Money Laundering and Anti-Terrorism Financing Laws is pending or threatened.

(e)          Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other Company Affiliate has engaged in conduct that would violate any anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and any other similar laws against bribery or corruption (the “Anti-Corruption Laws”).

(f)          Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other Company Affiliate has offered, promised, given, or authorized the offer, promise, or giving, or accepted or requested, any compensation, payment or gift or anything of value, directly or indirectly, to or from any Person (whether government-affiliated or not) for the purpose of influencing or inducing any act or decision or inaction in order to obtain, retain or direct business or to secure an improper advantage.

(g)          To the knowledge of the Company, no Action by or before any Governmental Entity or any arbitrator involving the Company or any Company Affiliate with respect to Anti-Corruption Laws is pending or threatened.

Section 4.14         Sarbanes-Oxley Act. The Company and each Subsidiary has been at all times and currently is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

Section 4.15         Transactions With Affiliates. As of the date of this Agreement, and other than this Agreement, there are no transactions, Contracts, arrangements, commitments or understandings between (a) the Company or any of its Subsidiaries and (b) any of the Company’s Affiliates that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that are not disclosed in the SEC Documents.

Section 4.16         Absence of Litigation. Other than the Nasdaq Notices, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any director or officer of the Company in such capacity as director or officer), by or before Nasdaq, any Governmental Entity or any self-regulatory organization or body that, if adversely determined against the Company or its applicable Subsidiary, would be, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Entity or any Order that is, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.17         Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party.

Section 4.18         Employee Benefit Matters.

(a)          Plans and Material Documents. With respect to each Company Plan, the Company has made available to Investor a true and complete copy of the plan document as amended to the date hereof (or, in the case of any Company Plan that is unwritten, a description thereof), together with, if applicable, (i) the most recent summary plan description for which such summary plan description is required (including all amendments thereto through the date hereof), (ii) the most recent annual reports on Form 5500 required to be filed with the United States Internal Revenue Service (“IRS”) with respect to each Company Plan (if any such report was required), (iii) each trust agreement and insurance or group annuity contract relating to any Company Plan, and (iv) copies of non-discrimination testing results for the three most recent plan years.

(b)          Plan Compliance. Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of the Company and its ERISA Affiliates, as applicable, has performed the obligations required to be performed by it under, is not in any material respect in default under or in violation of, and, to the Company’s knowledge, there is no material default or violation by any party to, any Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course of business) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action.

(c)          Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to the most recent applicable determination letter filing period or has timely applied to the IRS for such a letter, and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Plan that would reasonably be expected to adversely affect the qualification of such Company Plan.

(d)          No Title IV Plans. None of the Company Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(e)          Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall: (i) result in the acceleration of the time of payment or vesting or creation of any rights of any current or former employee, manager, director or consultant to compensation or benefits under any Company Plan or otherwise, (ii) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, manager, director or consultant of the Company, or (iii) increase any benefits otherwise payable under any Company Plan.

(f)          Section 280G Payments. No Company Plan provides for any payment by the Company or any Subsidiary that would result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the transactions contemplated hereby.

(g)          Section 409A. Each Company Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered in all material respects, in both form and operation, with the provisions of Section 409A of the Code and the treasury regulations and other generally applicable guidance published by the IRS thereunder. None of the Company or any of its Subsidiaries has any liability or obligation to pay or reimburse any Taxes, related penalties, or interest that may be imposed by Section 409A of the Code.

Section 4.19         Labor and Employment Matters.

(a)          Collective Bargaining Agreements. There are no collective bargaining agreements that cover any of the Service Providers of the Company and its Subsidiaries to which the Company or any of its Subsidiaries is a party, and to the knowledge of the Company, there are no strikes, disputes, requests for representation, slowdowns or stoppages, organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any such Service Providers pending, or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries. There are no unfair labor practice charges, material grievances or material complaints pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(b)          Compliance with Laws. The Company and its Subsidiaries are currently in compliance in all material respects with all Laws related to the employment of labor, including those related to wages, hours, collective bargaining, terms and conditions of employment, discrimination in employment and collective bargaining, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, occupational health and safety and the collection and payment of withholding. The classification of each of their employees as exempt or nonexempt has been made in all material respects in accordance with applicable Law. No liability for termination notice or severance has been incurred with respect to any service providers of the Company or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act as a result of an act or event occurring prior to the Closing.

Section 4.20         Real Property; Title. The Company and its Subsidiaries do not own any real property. The SEC Documents include as exhibits thereto all Leases relating to the Leased Real Property. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries, as the case may be, has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case, free and clear of all Encumbrances, except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries.

Section 4.21         Intellectual Property. Each registration and application for registration with a Governmental Entity or Internet domain name registrar of Owned Intellectual Property (collectively, the “Registered Intellectual Property”) is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof and record and perfect the Company’s or any of its Subsidiaries’ interest therein, and (iii) not subject to any Action or Contract adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that could impair the validity or enforceability thereof.

(a)          The Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and exclusive licenses, and the Company and its Subsidiaries have a valid license to use all Licensed Intellectual Property in connection with the operation of the businesses of the Company and its Subsidiaries, subject only to the terms of the Company IP Agreements. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. There is no pending or threatened claim by any third party contesting or challenging (i) the validity or enforceability of any Owned Intellectual Property, or (ii) the ownership or right to use by the Company or any of its Subsidiaries of any Company Intellectual Property.

(b)          The Company and its Subsidiaries have valid and enforceable licenses to use all Intellectual Property that is the subject of the Company IP Agreements and any other Intellectual Property used in the businesses of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. Each Company IP Agreement is in full force and effect and is enforceable against the Company and, to the knowledge of the Company, the other parties thereto. There does not exist under any Company IP Agreement any default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of any other party to such Company IP Agreement.

(c)          The Owned Intellectual Property and the operation of the businesses of the Company and its Subsidiaries as currently conducted, as has been conducted during the past six (6) years and as proposed to be conducted do not infringe, violate or misappropriate any Intellectual Property of any Person or constitute contributory infringement, inducement of infringement or unfair competition or trade practices under the Law of any jurisdiction. There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person: (i) alleging that the Company, any of its Subsidiaries or the Owned Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property rights of such Person, or (ii) challenging the validity, enforceability, ownership, or right to use, sell, or license any Owned Intellectual Property. No Person is engaging in any activity, or has engaged in any activity during the past six (6) years, that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property, and there is no Action pending or threatened by the Company or any of its Subsidiaries against any Person alleging such Person is engaged in any such activity.

(d)          The Company and each of its Subsidiaries have taken all reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of their businesses, including all confidential Company Intellectual Property. No confidential information, trade secrets or other confidential Company Intellectual Property have been disclosed by the Company or any of its Subsidiaries to, or discovered by, any Person except pursuant to appropriate non-disclosure or license agreements that (i) obligate such Person to keep such confidential information, trade secrets or other confidential Company Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which no party thereto is in default thereunder and no condition exists that with notice or the lapse of time or both could constitute a default thereunder.

(e)          The Company and its Subsidiaries have taken all reasonable steps to protect and maintain the Owned Intellectual Property. Without limiting the foregoing, the Company and its Subsidiaries have and enforce policies requiring each employee, consultant and independent contractor who creates or develops Intellectual Property for or on behalf of the Company and/or any of its Subsidiaries to execute a proprietary rights assignment and confidentiality agreement substantially in the form provided to the Investor, and all current and former employees, consultants and independent contractors of the Company and its Subsidiaries who have created or developed Intellectual Property for or on behalf of the Company have executed such an agreement. No employee, consultant or independent contractor of the Company or its Subsidiaries is in default or breach of any term of such agreement.

(f)          No funding, facilities or resources of any Governmental Entity, intergovernmental organization, university, college, other educational institution or research center was used in the development of the Owned Intellectual Property in a manner that has resulted in any such Person having any claim of interest, ownership or license, or right to obtain ownership or license, to any such Owned Intellectual Property.

(g)          The Company IT Assets are adequate for the operation of the businesses of the Company and its Subsidiaries and operate and perform in accordance with their documentation and functional specifications. The Company IT Assets have not malfunctioned or failed within the past six (6) years and do not contain any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other software or systems, or (ii) enable or assist any Person to access without authorization any Company IT Assets. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and no Person has gained unauthorized access to any Company IT Assets.

(h)          The Company and its Subsidiaries are in compliance with all applicable Laws and internal policies pertaining to privacy and personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (collectively, “Personal Information”). There is not and has not been any written complaint to, or any audit, proceeding, investigation (including any formal or, to the knowledge of the Company, informal investigation) or claim against, the Company or any of its Subsidiaries by any private party, data protection authority, any state attorney general or similar state official or any other Governmental Entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal or other processing of Personal Information.

Section 4.22         Environmental Laws. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) none of the Company nor any of its Subsidiaries is in violation of or, since January 1, 2015, has violated, any Environmental Law, (b) none of the properties currently or formerly owned, leased or operated by the Company or any current or former Subsidiary of the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance, (c) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances, (d) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens, or with respect to exposure to Hazardous Substances), (e) each of the Company and its Subsidiaries has all Environmental Permits, and (f) each of the Company and its Subsidiaries is and, since January 1, 2015, has been, in compliance with its Environmental Permits.

Section 4.23         Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company or any of its Subsidiaries that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof (each a “Material Contract”) is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s knowledge, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not received any claim or notice of default, termination or cancellation under any Material Contract. The Company has furnished or made available to Investor correct and complete copies of all Material Contracts, including any amendments, waivers or changes thereto.

Section 4.24         Subsidiary Rights. The Company or one of its Subsidiaries, as applicable, has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

Section 4.25         Tax Status. Each of the Company and its Subsidiaries (a) has filed all foreign, federal and state income and all other material tax returns, reports and declarations required to be filed by any jurisdiction to which it is subject, except for any tax returns for which valid extensions have been filed and are still in effect, (b) has paid all taxes and other governmental assessments and charges that are material in amount, due and owing and shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (c) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, other than as would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. There are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction, and the Company and its Subsidiaries know of no basis for any such claim. The Company is not a foreign corporation so as to qualify potentially as a passive foreign investment company, as defined in Section 1297 of the Code.

Section 4.26         Internal Accounting and Disclosure Controls. Each of the Company and its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Since May 12, 2016, neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries.

Section 4.27         Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Documents and is not so disclosed or that otherwise would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.28         Special Committee Approvals. The Special Committee, by resolutions duly adopted at a meeting duly called and held by such committee, unanimously: (a) determined that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are fair to, and in the best interests of, the Company and its stockholders and (b) adopted this Agreement and the other Transaction Documents and approved the transactions contemplated hereby and thereby.

Section 4.29         Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.30         Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (a) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Securities, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries.

Section 4.31         U.S. Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries is, or has ever been, and so long as any of the Securities are held by Investor, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary shall so certify upon Investor’s request.

Section 4.32         Transfer Taxes. On each of the date hereof and the Closing Date, all stock transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to Investor hereunder at the Closing, will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

Section 4.33         Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i) promulgated under the Securities Act.

Section 4.34         Disclosure. There exists no material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents, as of the date of this Agreement that has been provided to Investor or its designees on the Company Board.

Article V

COVENANTS

Section 5.01         Conduct of Business.(a) The Company covenants and agrees that, between the date of this Agreement and the Closing, except with the prior written consent of Investor, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with their significant customers, suppliers, distributors, creditors and other Persons with which the Company or any of its Subsidiaries has a significant business relationship, and (E) comply in all material respects with applicable Law.

Section 5.02         Blue Sky. If applicable, the Company, on or before the Closing shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for sale to Investor at the Closing pursuant to this Agreement under applicable securities or state “Blue Sky” laws (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Investor on or prior to the Closing Date. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including all applicable federal securities laws and all applicable state “Blue Sky” laws), and the Company shall comply with all applicable federal, state and local Laws relating to the offering and sale of the Securities to Investor.

Section 5.03         Fees. Regardless of whether the transactions contemplated by this Agreement and the other Transaction Documents are consummated, the Company shall pay and reimburse Investor for, and Investor shall be entitled to, all reasonable and documented out-of-pocket fees and expenses incurred by Investor and its Affiliates in connection with the negotiation, execution, diligence, evaluation and structuring of the transactions contemplated by this Agreement and the other Transaction Documents (or relating thereto), including attorneys’, consultants’ and advisors’ fees and any costs of recovering any such fees or expenses from the Company in a dispute or otherwise (any such fees and expenses, collectively, the “Investor Expenses”). The Company shall be responsible for (a) the payment of any transfer agent fees and fees of The Depository Trust & Clearing Corporation relating to or arising out of the transactions contemplated by the Transaction Documents, and (b) any claim by any broker, finder or advisor purporting to be due a fee in connection herewith, and, in each case, the Company shall indemnify Investor and its Affiliates for, and hold Investor and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’, consultants’ and advisors’ fees and out-of-pocket expenses and any costs of recovering any such loss, liability or expense from the Company in a dispute or otherwise) arising in connection with any such payment or claim.

Section 5.04         Pledge of Securities. Notwithstanding anything to the contrary contained in this Agreement, and without limiting any rights of Investor, the Company acknowledges and agrees that the Securities may be pledged by Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and if Investor effects a pledge of Securities, Investor shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by Investor.

Section 5.05         Disclosure of Transactions and Other Material Information. The Company shall (a) on or before 5:30 p.m., New York time, on the first Business Day after the date of this Agreement, issue a press release describing all the material terms of the transactions contemplated by the Transaction Documents (the “Initial Announcement”) and (b) file a Current Report on Form 8-K in the form required by the Exchange Act and attaching all the material Transaction Documents, including this Agreement (the “8-K Filing”), with the SEC within the time required by the Exchange Act. Investor shall have a reasonable opportunity to review and comment on the 8-K Filing prior to the filing thereof and the Company shall include all comments reasonably requested by Investor. Investor and the Company shall agree to the Initial Announcement to be issued following execution of this Agreement. Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by the Company or Investor that is consistent with the Initial Announcement and does not contain any information relating to the transactions contemplated by the Transaction Documents that has not been previously announced or made public in accordance with the terms of this Agreement.

Section 5.06         Reservation of Shares. During the period commencing on the date of this Agreement and ending on the date that no New Preferred remain outstanding, the Company shall take all actions reasonably necessary (including increasing any such reserve, as necessary) to at all times have authorized, and reserved for the purpose of issuance, no less than the maximum number of Conversion Shares issuable upon conversion of the New Preferred then outstanding (determined without taking into account any limitations on the conversion of the New Preferred set forth in the Certificate of Designation).

Section 5.07         Listing of Conversion Shares; Nasdaq Notices. The Company shall use its best efforts to (a) cause the Conversion Shares to be approved for listing on Nasdaq, subject to official notice of issuance, and (b) remedy the matters identified in the Nasdaq Notices, including by engaging in discussions and cooperating with Nasdaq to remedy such matters.

Section 5.08         Section 16 Matters. The Company shall take all such steps as may be required to cause any acquisitions or dispositions of the Exchanged Securities resulting from the Exchange Transaction by the Investor and its Affiliates who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article VI

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 6.01         Conditions to the Obligations of the Company at the Closing. The obligation of the Company hereunder to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction or written waiver (where permissible under applicable Law), at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Investor set forth in Article III shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date, in which case, only as of such date), except where the failure of such representations and warranties of Investor to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Investor to perform its obligations hereunder.

(b)          Investor shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          The Company shall have received a certificate signed on behalf of Investor by an executive officer certifying to the effect that the conditions set forth in Sections 6.01(a) and (b) have been satisfied.

(d)          The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

Article VII

CONDITIONS TO THE OBLIGATIONS OF INVESTOR

Section 7.01         Conditions to the Obligations of Investor at the Closing. The obligation of Investor hereunder to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction or written waiver (where permissible under applicable Law), at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of the Company set forth in Article IV shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date, in which case, only as of such date).

(b)          The Company shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Investor shall have received a certificate signed on behalf of the Company by an executive officer certifying to the effect that the conditions set forth in Sections 7.01(a) and (b) have been satisfied.

(d)          The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

Article VIII

TERMINATION

Section 8.01         Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the other Transaction Documents may be abandoned at any time prior to the Closing:

(a)          by the mutual written consent of the Company and Investor;

(b)          by Investor, if the Company, shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.01(a) or Section 7.01(b) and (B) is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by the Company of written notice of such breach or failure to perform from Investor stating Investor’s intention to terminate this Agreement pursuant to this Section 8.01(b) and the basis for such termination; provided that Investor shall not have the right to terminate this Agreement pursuant to this Section 8.01(b) if Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(c)          by Investor, if the Closing shall not have occurred on or prior to July 20, 2018; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to Investor if Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(d)          by the Company, if Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01(a) or Section 6.02(a) and (B) is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(c) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

Section 8.02         Effect of Termination; Certain Fees and Expenses.

(a)          In the event of the termination of this Agreement as provided in Section 8.01(a), (b), or (d), written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.02 and Article IX, which shall remain in full force and effect and survive termination of this Agreement), and there shall be no liability or obligation on the part of Investor or the Company or their respective directors, officers and Affiliates in connection with this Agreement; provided that nothing herein shall relieve any party from liability for any losses or damages incurred or suffered by the other party as a result of a breach of this Agreement prior to such termination or from fraud.

(b)          In the event of the termination of this Agreement as provided in Section 8.01(c), the Transaction shall be terminated and abandoned without any further action required by either the Investor or the Company, this Agreement shall forthwith become null and void (other than this Section 8.02 and Article IX, which shall remain in full force and effect and survive termination of this Agreement), the unconverted Exchanged Securities then held by Investor will remain issued and outstanding and governed by the terms of the 2017 Purchase Agreement, and Investor shall be entitled to payment by the Company of a conversion premium equal to $10 million (as liquidated damages) via wire transfer of immediately available funds to an account designated by the Investor in writing; provided that nothing herein shall relieve any party from liability for any losses or damages incurred or suffered by the other party as a result of a breach of this Agreement prior to such termination or from fraud.

Article IX

MISCELLANEOUS

Section 9.01         Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America, in each case located in the County of New York, for any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates). Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto, (b) agrees that service of process will be validly effected by sending notice in accordance with Section 9.06, (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts, and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.01.

Section 9.02         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.03         Interpretation; Headings. When a reference is made in this Agreement to an Exhibit, a Schedule or a Section, such reference shall be to an Exhibit, a Schedule or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

Section 9.04         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Transaction Documents are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Entire Agreement; Amendments. This Agreement (including the exhibits and schedules hereto and including the Investor Disclosure Schedule and the Company Disclosure Schedule) and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, including that certain term sheet dated as of June 20, 2018. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.06         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email transmission (upon confirmation of receipt and with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.06):

(a)	If to the Company:

Oncobiologics, Inc.
7 Clarke Drive
Cranbury, New Jersey 08512
Email: LawrenceKenyon@OncoBiologics.com
Attention: Lawrence A. Kenyon

With a copy (which shall not constitute notice) to:

Cooley LLP
1114 6th Avenue
New York, New York 10110
Email: ypierre@cooley.com
Attention: Yvan-Claude Pierre

(b)	If to Investor:

GMS Tenshi Holdings Pte. Limited
36 Robinson Road
#13-01
City House
Singapore 068877
Email: info@gmsholdings.com
Attention: Executive Director

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Email: brien.wassner@shearman.com
Attention: Brien Wassner

Section 9.07         Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other party hereto, except that Investor may assign all or any of its rights and obligations under this Agreement to any of its Affiliates; provided that no such assignment shall relieve Investor of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08         Waiver. Any party hereto entitled to the benefits thereof may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein, and (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

Section 9.09         Survival. The representations, warranties, agreements and covenants shall survive the Closing.

Section 9.10         Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by the other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ONCOBIOLOGICS, INC.

By:	/s/ Lawrence A. Kenyon
	Name:	Lawrence A. Kenyon
	Title:	Chief Financial Officer and Interim Chief Executive Officer

GMS TENSHI HOLDINGS PTE. LIMITED

By:	/s/ Faisal G. Sukhtian
	Name:	Faisal G. Sukhtian
	Title:	Director

[Signature Page to Exchange Agreement]

Exhibit A

See attached.